                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                                  Plexus Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156


                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                                ON MARCH 6, 2002


To the Shareholders of Plexus Corp.:

         Plexus Corp. will hold the annual meeting of its shareholders at the Park Plaza Valley Inn, located at 123 East Wisconsin Avenue, Neenah, Wisconsin, on Wednesday, March 6, 2002 at 10:00 a.m., for the following purposes:

         (1) To elect seven directors to serve until the next annual meeting and until their successors have been duly elected.

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Plexus' shareholders of record on its books at the close of business on January 6, 2002 will be entitled to vote at the meeting or any adjournment of the meeting.

         We call your attention to the proxy statement accompanying this notice for a more complete statement about the matters to be acted upon at the meeting.

                                       By order of the board of directors



                                       /s/Joseph D. Kaufman
                                       --------------------
                                       Joseph D. Kaufman
                                       Secretary


Neenah, Wisconsin
January 16, 2002

PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER FIND THAT YOU WILL BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

PROXY STATEMENT


                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156

                                  * * * * * * *

                             SOLICITATION AND VOTING

         The board of directors of Plexus Corp. is soliciting proxies for the annual meeting of shareholders on Wednesday, March 6, 2002 and is furnishing this proxy statement in connection with that solicitation. Shares which are represented by properly executed proxies received by Plexus will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting.

         Shareholders of record at the close of business on January 6, 2002 will be entitled to one vote on each matter presented for each share so held. At that date there were 41,811,185 shares of Plexus common stock outstanding. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. Representation of a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of Plexus common stock entitled to vote at the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares which are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

         Shareholders who own shares as part of Plexus' 401(k) Savings Plan will receive a separate proxy for the purpose of voting their shares held in their account. Shares held by the Savings Plan for which designations are not received will be voted by the Savings Plan's trustee at its discretion, as provided in the Savings Plan.

         Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person, or by telephone, telegraph or fax, by officers and regular employees of Plexus who will not be separately compensated for those services.

         This proxy material is being mailed to Plexus shareholders commencing on or about January 21, 2002.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information as of January 6, 2002 regarding the beneficial ownership of the Plexus common stock held by each director or nominee as director, each executive officer appearing in the Summary Compensation Table and all directors and executive officers as a group. There are no known 5%-or-greater shareholders.

                                                        SHARES            PERCENTAGE
                                                     BENEFICIALLY         OF SHARES
                   NAME                                OWNED (1)         OUTSTANDING
                   ----                                ---------         -----------

          David J. Drury                                  12,500              *
          Dean A. Foate                                  161,220              *
          Harold R. Miller                               285,811              *
          John L. Nussbaum                               288,454              *
          Thomas J. Prosser                               71,856              *
          Agustin A. Ramirez                               6,500              *
          Peter Strandwitz                               875,156             2.1%
          Charles M. Strother                                  0              *
          Jan K. VerHagen                                  8,500              *

          Paul L. Ehlers                                  75,480              *
          J. Robert Kronser                               73,825              *
          Thomas B. Sabol                                138,906              *
          All executive officers and directors         2,198,524             5.2%
             as a group (17 persons)


----------------------------------
         * Less than 1%
(1) The specified persons have sole voting and sole dispositive powers as to all such shares, except as otherwise indicated. The above amounts include shares subject to options granted under Plexus' 1998 Stock Option Plan (the "Option Plan") and the 1995 Directors' Stock Option Plan (the "Directors' Plan") which are exercisable within 60 days. These options include those held by Mr. Drury (10,500), Mr. Foate (125,000), Mr. Nussbaum (27,229), Mr. Strandwitz (282,450), Messrs.
         Miller and Prosser (28,500 each), Mr. Ramirez (1,500); Mr. VerHagen (4,500), Mr. Ehlers (54,562), Mr. Kronser (73,002), Mr. Sabol
         (115,000), and all officers and directors as a group (905,243).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Plexus' officers and directors, and persons who beneficially own more than 10% of Plexus' common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These "insiders" are required by SEC regulation to furnish Plexus with copies of all Section 16(a) forms they file.

         All publicly held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Plexus, or written representations that no such forms were required. On the basis of filings and representations received by Plexus, Plexus believes that, during fiscal 2001, Plexus' insiders have complied with all Section 16(a) filing requirements applicable to them.

                              ELECTION OF DIRECTORS

         In accordance with Plexus' bylaws, the board of directors has determined that there shall be seven directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified. The persons who are nominated as directors and for whom proxies will be voted are named below, unless a shareholder specifies otherwise. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Plexus' bylaws authorize up to nine directors. The Plexus board may expand the board up to that number and elect directors to fill empty seats, including those created by an expansion, between shareholders' meetings.

         Peter Strandwitz, a Plexus founder and its Chairman of the Board since Plexus' formation in 1979, will not be standing for re-election to the board of directors at the 2002 annual meeting. Mr. Strandwitz retired in 2001 as Plexus' chief executive officer, remaining at that time as Chairman of the Board. The Plexus board would like to take this opportunity to thank Mr. Strandwitz for his many years of service to Plexus and its shareholders. Agustin Ramirez, who joined the Plexus board in 2000, is also not seeking re-election to the board, and the board would also like to thank him for his service.




                                                     PRINCIPAL OCCUPATION                        DIRECTOR
         NAME AND AGE                             AND BUSINESS EXPERIENCE (1)                      SINCE
         ------------                             ---------------------------                      -----


David J. Drury, 53 (2)(3)(4)     President of Poblocki & Sons LLC (exterior and interior sign      1998
                                 systems) since 1999; previously Independent Consultant from
                                 1997 to 1999, and President of Stolper-Fabralloy Co. LLC
                                 (engine component manufacturer) prior thereto

Dean A. Foate, 43                Chief Operating Officer of Plexus since 2001; previously,         2000
                                 Executive Vice President since 1999 and President of Plexus
                                 Technology Group, Inc.

Harold R. Miller, 73 (3)(4)      Retired; previously Chairman of the Board and Chief               1980
                                 Executive Officer of Marathon Engineers/Architects/
                                 Planners, Inc. (architectural and engineering services)

John L. Nussbaum, 59             Chief Executive Officer of Plexus since 2001; President of        1980
                                 Plexus; previously Chief Operating Officer

Thomas J. Prosser, 65 (3)(4)(5)  Chairman of the Board of Menasha Corporation (manufacturer        1987
                                 of paper and plastic products) since 1998; previously,
                                 Senior Vice President-Investment Banking of Robert W. Baird
                                 & Co., Incorporated (brokerage and financial services)

Charles M. Strother, MD, 61      Physician; Professor of Radiology, Neurology and                   --
                                 Neurosurgery, University of Wisconsin-Madison

Jan K. VerHagen, 64 (4)(6)       Retired; previously Senior Vice President of Corporate            1999
                                 Projects of Emerson Electric Co. from 1999 to 2001, and Vice
                                 Chairman of United Dominion Industries (manufacturing) in
                                 1998, and other executive positions in prior years


------------------
(1) Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.
(2) Also director of St. Francis Capital Corp. (savings bank holding company).
(3) Member of the Compensation Committee, along with Mr. Ramirez, which held two meetings during fiscal 2001. The Compensation Committee considers and makes recommendations to the board of directors with respect to executive officers' salaries and bonuses, reviews, approves and administers compensation plans, and awards stock options.
(4) Member, along with Mr. Ramirez, of the Audit Committee, which met two times in fiscal 2001. See "Report of the Audit Committee" below.
(5) Mr. Prosser coordinates the identification and recommendation of candidates for Board membership in lieu of a formal nomination committee. If shareholders wish to propose candidates for consideration, they should forward relevant information in writing in care of Plexus, attention Joseph D. Kaufman, corporate secretary.
(6)      Also a director of Wolverine Tube, Inc. (manufacturer).

         The board of directors held nine meetings during fiscal 2001. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.

Directors' Compensation

         Until September 2001, each Plexus director who is not a Plexus officer or employee received an annual directors' fee of $12,000 and an additional $3,000 fee for each meeting date on which there is a board or committee meeting and $500 for each additional committee meeting which the director attends on the same date as a board or another committee meeting. Effective in September 2001, the annual fee was changed to $20,000, plus meeting fees of $2,000 for each board meeting attended in person ($1,000 if attended other than in person), and an additional $1,000 for each committee meeting attended in person ($500 if other than in person).

         In addition, each director who is not a Plexus officer or employee is entitled in each fiscal year to receive an option for 1,500 shares of common stock, at its market value on the date of grant, under the Directors' Plan. The Directors' Plan was approved by Plexus shareholders in 1995. Options thereunder are fully vested upon grant, may be exercised after a minimum six month holding period, and must be exercised prior to the earlier of ten years after grant or one year after the person ceases to be a director. Under certain circumstances, options may be transferred to family members. In accordance with the Directors' Plan, each of the then-serving non-employees directors received a fiscal 2001 option for 1,500 Plexus shares exercisable at $42.625 per share on December 1, 2000, and a fiscal 2002 option for 1,500 shares exercisable at $29.84 per share on December 3, 2001.

         See "Executive Compensation - Special Retirement Arrangements" for certain supplemental retirement arrangements for Messrs. Strandwitz, Nussbaum and Foate.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation of Plexus' current and retired chief executive officers and its four other highest compensated executive officers, for fiscal 2001 and the preceding two fiscal years.


                                                Annual Compensation (1)                Awards
                                          ---------------------------------------      ------
                                                                                     Securities
                                                                        Other        Underlying       All Other
       Name and                  Fiscal                                Compensation     Options/    Compensation
  Principal Position              Year      Salary        Bonus ($)    ($)(2)         SARs #(3)       ($)(4)
-------------------------       -------   ---------     ------------ -------------- -------------  -------------

John L. Nussbaum,               2001     $384,711        --           --               30,000       $300,652
President and CEO (5)           2000      312,887       $270,643      --               40,000        300,710
                                1999      249,074       $ 52,805      --               40,000         94,287

Peter Strandwitz,               2001     $213,038        --           --               20,000       $196,542
Chairman of the Board (5)       2000      324,757       $289,983      --               40,000        197,850
                                1999      270,427       $ 57,608      --               40,000        195,330

Dean A. Foate,                  2001     $246,396        --         $ 13,500           30,000       $ 17,750
Chief Operating Officer         2000      184,088       $131,444      13,500           20,000         17,550
                                1999      143,908       $ 21,780      --               20,000          2,976

Thomas B. Sabol,                2001     $228,850        --         $ 13,500           20,000       $ 17,616
Executive Vice President        2000      188,815       $131,444      13,500           20,000         17,550
and CFO                         1999      152,077       $ 31,684      --               20,000          2,692

Paul L. Ehlers,                 2001     $210,977        --         $ 13,500           14,000       $ 17,010
Vice President                  2000      187,557       $127,518      13,500           18,000         17,750
                                1999      141,624         21,783      --               18,000          2,193

J. Robert Kronser,              2001     $210,977        --         $ 13,500           19,000       $ 17,138
Executive Vice President        2000      172,093       $123,713      13,500           18,000         16,599
- Sales and Marketing           1999      139,284       $ 21,783      --               18,000          3,359




(1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any years.
(2) In each case, represents the total premiums paid or accrued under the split-dollar life insurance payments discussed under "Special Retirement Arrangements." Under those arrangements, Plexus is entitled to a refund from policy proceeds of the premiums paid upon the employee's death or earlier termination of the insurance policy.
(3) Represents the number of shares for which options were granted under the Option Plan. No SARs have been granted. Amounts are adjusted to reflect Plexus' August 2000 2-for-1 stock split.
(4) Includes for fiscal 2001: Plexus' contributions to the accounts of Messrs. Nussbaum, Strandwitz, Foate, Sabol, Ehlers and Kronser in the Savings Plan of $4,250, $2,946, $4,250, $4,116, $3,510 and $4,238,
         respectively; Plexus' contributions to accounts of Messrs. Nussbaum and Strandwitz under the supplemental retirement arrangements of $296,402 and $193,600, respectively; and Plexus' contributions to accounts of Messrs. Foate, Sabol, Ehlers and Kronser under their executive deferred compensation plan of $13,500 each.
(5) Mr. Nussbaum became CEO in March 2001, upon Mr. Strandwitz's retirement from that position. Mr. Strandwitz ceased acting as an executive officer at that time. However, the table includes Mr. Strandwitz's 2001 compensation after he ceased being an executive officer. Payments to Mr. Strandwitz under his supplemental retirement arrangements, after he ceased serving as an executive officer, are discussed below under "Special Deferred Compensation Arrangements."

STOCK OPTIONS

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to options granted to the six executive officers named in the Summary Compensation table concerning options granted in fiscal 2001.


                                       Individual Grants(1)
                     ------------------------------------------------------------
                                         % of                                               Potential
                       Number of         Total                                          Realized Value at
                       Securities      Options/                                          Assumed Annual
                       Underlying        SARs                                         Rates of Stock Price
                        Options/       Granted                                            Appreciation
                          SARs       to Employees    Exercise or                       for Option Term (2)
                        Granted        in Fiscal      Base Price    Expiration   ------------------------------
Name                    (#)(1)           Year          ($/sh)          Date           5%                10%
------               ------------   -------------  --------------   ----------   --------------   -------------

John Nussbaum           30,000         4.6%            $23.55         4/6/11        $ 444,314     $   1,125,979
Peter Strandwitz        20,000         3.1%            $23.55         4/6/11        $ 296,209     $     750,653
Dean Foate              30,000         4.6%            $23.55         4/6/11        $ 444,314     $   1,125,979
Thomas Sabol            20,000         3.1%            $23.55         4/6/11        $ 296,209     $     750,653
Robert Kronser          19,000         2.9%            $23.55         4/6/11        $ 281,399     $     713,120
Paul Ehlers             14,000         2.2%            $23.55         4/6/11        $ 207,347     $     525,457



(1) No SARs have been granted; all grants reflect stock options under the Option Plan. Options may, under certain circumstances, be transferred to family members or related trusts.

(2)    Assumes the stated appreciation from the date of grant.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

         The following table sets forth information with respect to the six executive officers named in the Summary Compensation Table concerning the exercise of options in fiscal 2001 and the number and value of options outstanding at September 30, 2001.



                                                                    Number of                       Value of
                                                              Securities Underlying           Unexercised In-the-
                        Shares                                Unexercised Options/            Money Options/SARs
                      Acquired on           Value               SARs at FY-End (#)(2)           at FY-End ($)(3)
Name                  Exercise (#)      Realized($)(1)      Exercisable/Unexercisable       Exercisable/Unexercisable
-----               ---------------     --------------     ----------------------------   ----------------------------
John Nussbaum           30,958           $   926,153          27,229 / 70,001                 $120,037 / $113,639
Peter Strandwitz       391,550           $11,234,166         281,450 / 60,000                $4,494,937 / $113,331
Dean Foate              12,000           $   439,180         125,000 / 50,000                $2,224,000 / $57,269
Thomas Sabol           --                    --              115,000 / 40,000                $1,774,465 / $56,969
Robert Kronser         --                    --               73,002 / 37,000                $1,048,239 / $51,300
Paul Ehlers            --                    --               54,562 / 30,000                 $733,726 / $34,240

----------

(1) Represents the difference between the exercise price and the average of the high and low sales price on the date of exercise.
(2) Represents options granted under the Option Plan. No SARs have been granted.
(3) Represents the difference between the exercise price and the $23.58 reported closing price of Plexus common stock on the NASDAQ Stock Market on September 28, 2001, the last trading date of the fiscal year.

CHANGE IN CONTROL ARRANGEMENTS

         Plexus has entered into Change in Control Agreements with Messrs. Nussbaum, Strandwitz, Foate, Sabol, Kronser and Ehler and six other executive officers. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers' authority, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation and benefits may not be reduced, or location of employment changed, as a result of the change in control.

         In the event that any covered officer is terminated other than for cause, death or disability, or an executive terminates his employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to approximately three or two times, depending upon the executive officer, the executive's base salary plus expected bonus payments, and to continue certain benefits. The agreements further provide for payment of additional amounts which may be necessary to "gross up" the amounts due such employee in the event of the imposition of an excise tax upon the payments. The agreements do not preclude termination of the officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor does it limit the ability of Plexus to terminate these persons for cause.


SPECIAL DEFERRED COMPENSATION ARRANGEMENTS

         In 1996, the Compensation Committee established special retirement arrangements for Messrs. Strandwitz and Nussbaum. The Committee believed that those arrangements would both reward past service and maintain an additional incentive for those officers' continued performance for Plexus. As a result, Plexus and those persons have entered into a supplemental retirement agreement designed to provide specified retirement and death benefits additional to those provided under the 401(k) Savings Plan. While the arrangement is designed to provide a 15-year annual payout on retirement at or after age 65 of 60% of final pay, Plexus' commitment under each agreement is to annually contribute a fixed dollar amount ($193,600 for Mr. Strandwitz and originally $90,921 for Mr. Nussbaum) for each year until age 65 if he remains in Plexus' employ. The contribution for Mr. Strandwitz was made in early fiscal 2001. Effective for fiscal 2000, the Compensation Committee agreed to an amendment to Mr. Nussbaum's supplemental retirement agreement. Under the amended arrangement, Plexus' obligation to make contributions for Mr. Nussbaum was increased to $296,420 per year, but only until age 60. Both persons remain Plexus employees, although Mr. Strandwitz ceased being considered a Plexus executive officer after the 2002 Annual Meeting. As a result of that change, Mr. Strandwitz received his first payment, of $210,000, during fiscal 2001. That payment was made after Mr. Strandwitz ceased being considered an executive officer, and is therefore not included in the cash compensation table.

         The contributions are invested in a life insurance policy acquired by Plexus on the participant's life. On retirement at or after age 65, the agreement provides for a 15-year annual installment payment stream, with each payment to be measured by the cash values then held in the policy. Plexus' contributions would also continue to be made should their employment terminate after a change in control, attainment of age 55 and completion of 10 years of service or disability, should the participants terminate for "good reason" as defined in the agreement, or should Plexus terminate the executive, but not for "cause" as defined in the agreement. Provided the participants are able to and do perform such duties as may be provided under a separate consulting agreement, the 15-year installment payments would commence at age 65. If the executive voluntarily terminates other than for "good reason" and before payments under the agreement have started, a 15-year installment payment arrangement starts at that time, based on the then existing policy cash values. Lump sum payments based on policy cash values become due if at any time after a change in control Plexus' consolidated tangible net worth drops below $35 million, or if the ratio of Plexus' consolidated total debt to consolidated tangible net worth becomes greater than 2.5 to 1.

         To the extent that any of the payments constitute excess parachute payments subjecting the participant to an excise tax, the agreement provides for an additional payment (the "gross-up payment") to be made by Plexus to the participant so that after the payment of all taxes imposed on the gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed. If a participant dies while employed or prior to receiving all of the 15-year installment payments, certain death benefit payments become due. If the participant is terminated by Plexus for "cause" at any time before payments start and prior to a change in control, all benefits are forfeited.

         During fiscal 2000, the Compensation Committee also established additional deferred compensation mechanisms for several executive officers and other key employees, including Messrs. Sabol, Foate, Kronser and Ehlers. As part of those arrangements, the Committee established the Plexus Corp. Executive Deferred Compensation Plan. Under this plan, a covered executive may elect to defer some or all of his or her compensation through the plan, and Plexus may credit the participant's account with a discretionary employer contribution. Participants are entitled to payment of deferred amounts and any earnings which may be credited thereon upon retirement from Plexus.

         Plexus has also entered into split-dollar life insurance agreements with various executive officers and key employees, including Messrs. Sabol, Foate, Kronser and Ehlers. Under these agreements, Plexus pays a minimum premium of $13,500 per policy, and such additional premiums as it may determine. Upon the death of the covered employee, Plexus has an interest in the proceeds of the policy equal to the premiums paid. The balance, if any, of the policy proceeds are paid to the employee's beneficiary. Plexus' rights are secured by a related assignment of employee's life insurance policy as collateral. Upon an earlier termination of employment, or Plexus' determination to terminate the agreement, the agreement provides that the employee may obtain unencumbered ownership of the policy by paying Plexus the lesser of premiums paid or the cash surrender value, or Plexus can withdraw from the policy an amount equal to the premiums it has paid and then release its interest in the policy permitting unencumbered ownership of the policy by the employee.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Plexus board of directors sets general compensation policies for Plexus. The Committee makes the primary decisions with respect to compensation of the Chairman and the President of Plexus. Prior to March 2001, the Chairman was the Chief Executive Officer of Plexus; from and after the March 2001 annual meeting, the President served as CEO. Compensation decisions as to all other Plexus officers are recommended by the CEO and the COO. Plexus' other compensation programs, such as the Savings Plan and the Option Plans, are either originated or approved by the Committee; the Committee grants stock options under the Option Plans.

         Plexus' policy, to which the Committee adheres, is to fairly compensate individuals for their contributions to Plexus, but also to provide value to Plexus' shareholders and to consider the ability of Plexus to fund any compensation decisions, plans or programs. The Committee believes that fair compensation packages are necessary to attract and retain qualified executive officers. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of Plexus. For the past several fiscal years, the Committee has evaluated compensation of Plexus executive officers in the context of continuing growth, but also the continuing need for capital to support that growth and the occasional effect on earnings of that growth. The Committee historically had not retained outside consultants, or relied in a significant fashion upon outside market surveys specifically commissioned by Plexus. However, in fiscal 1997, Plexus engaged outside consultants to assist it in evaluating compensation company-wide (including executive officers), and the Committee reviews published survey information.

         In determining CEO compensation, the Committee reviews numerous factors, although most of these factors are not subject to quantification or specific weight. The primary factors reviewed, in no particular order, are: the importance of the individual's contribution to Plexus' strategic planning and long-term success; special projects and tasks undertaken by the individual during the preceding year; acquisition-related activities and efforts; and performance of Plexus' sales and earnings. In addition, the Committee also reviewed a sampling, which it believed to be representative, of compensation paid by other companies in Plexus' geographic area, comparable companies in the electronics manufacturing services industry and numerous published surveys. This group of companies did not coincide with the more extensive list of companies in the NASDAQ electronics components sector used in the following performance graph. Plexus generally has a March/April annual review cycle for its employees, including key executives. New salaries become effective at the time of the review and thus affect two fiscal years.

         In establishing the Chairman's compensation as CEO in April 2000, the Committee noted his roles as Plexus chief strategic planner and his general executive duties. In its April 2000 review, the Committee had available full fiscal 1999 sales and net income information, which indicated full-year increases of 5% and 10%, respectively, over fiscal 1998. For the quarter ended December 31, 1999, Plexus' net sales and net income increased 22% and 25%, respectively, over the same 1998 period. Based on both quantitative and non-quantitative factors, including the Committee's review of the strategic direction which the Chairman provided for Plexus, the Committee approved a 16.7% salary increase for the Chairman/CEO effective April 2000. At the time of the April 2001 review, the Chairman was no longer the CEO or an executive officer.

         In establishing the President's compensation as CEO in April 2001, the Committee noted the increase in his responsibilities as a result of his designation as CEO as well as his historical performance as Chief Operating Officer of Plexus. In its April 2001 review, the Committee had available full fiscal 2000 sales and net income information, which indicated full-year increases of 53% and 98%, respectively, over fiscal 1999. For the quarter ended December 31, 2000, Plexus' net sales and net income increased 85% and 60%, respectively, over the same 1999 period. Based on both quantitative and non-quantitative factors, including the Committee's review of his role in Plexus' acquisitions, the Committee approved a 21% salary increase for the President/CEO effective April 2001. At the time of the President's 2000 and prior compensation reviews, he was not yet CEO. In April 2000, he received a 25% salary increase, with the Committee reviewing the same company statistical information as it reviewed in connection with the Chairman's compensation. Effective October 1, 2001, the CEO's (and other executive officers') salary was reduced 10%, to reflect corporate results after the spring salary increase and to reduce costs.

         In both cases, the Committee also considered the payments made on the Chairman's and the President's behalf pursuant to the special retirement benefits established in 1996 and subsequently amended in the case of the President. The Committee also reviewed salaries paid to CEOs in other companies in the geographic area and the industry.

         The Committee determined it would be in Plexus' best interest to provide its executive officers with a tangible performance-based incentive beyond that contained in the Option Plan. Such a bonus arrangement would further motivate officers to continue the improved performance, and provide specific non-market criteria to evaluate performance. Beginning in fiscal 2000, bonuses were determined by reference to earnings per share, sales growth, and individual performance; the three factors were weighted equally. The possible ranges of bonus, if targets are met, are from 10% to 100% of base salary for executive officers, which amounts are chosen in advance by the Committee and may vary from person to person, and year to year.

         For fiscal 2001, for the target bonus to be earned, Plexus was required to achieve pre-bonus earnings per share of $1.60 per share (approximately a 52% increase over fiscal 2000) and corporate sales growth over fiscal 2000 equal to at least 65%. (All targets and results which are presented exclude the pre-merger effects of the Agility and e2E mergers.) If these were met, the Chairman and the President would each earn a bonus of 50% of his salary; for results above or below target, bonus (if any) would vary between 0% and 100%. The Committee believed that both targets were very aggressive. In fact, Plexus achieved pre-bonus fully-diluted earnings per share of $0.91 (approximately a 22% decrease over fiscal 2000) and sales growth of approximately 41%. Because the target numerical goals were not met in fiscal 2001, no bonuses were paid.

         The Committee believes that the Option Plan provides participants with a long-term incentive to increase the overall value of Plexus by providing them with a stake in the increasing value of its common stock on a long-term basis. Consistent with this approach, the Committee granted to the Chairman and the President options for 20,000 and 30,000 shares, respectively, during fiscal 2001. Previously, the Committee granted the Chairman and the President each options for 40,000 shares in each of fiscal 2000 and 1999. The award levels reflect the Committee's determination to grant the President an increased number of options (before an adjustment for the stock split subsequent to the 2000 option), but to reflect the Chairman's reduced role upon his retirement as CEO by not increasing his award.

         The Committee also believes that the Savings Plan provides an additional stock-based incentive. Although employees, including the CEO, may choose from a variety of investment funds for their contributions under the

Savings Plan, company matching contributions on behalf of participants are made to Plexus Stock Fund of the Savings Plan, having the effect of increasing the participants' stock ownership. In addition, the Plexus 2000 Stock Purchase Plan also permits executive officers, like other employees, to purchase shares of Plexus common stock at a price equal to 85% of the lower of the market value at the beginning or the end of six month periods. Compensation information for fiscal 2001 does not include the value of any purchases by the individuals who chose to participate, since the broad-based plan is open to most employees.

         The Committee further believed that a supplemental retirement arrangement with the Chairman and the President was appropriate, and therefore entered into the Supplemental Retirement Agreement with each of those described above under "Executive Compensation - Special Retirement Arrangements."

         The factors used to determine other executive officers' compensation are essentially the same as those used for the CEOs. As with the Chairman and the President, Messrs. Foate, Sabol, Ehlers and Kronser, and other executive officers, were considered for salary increases effective in April 2000 and April 2001. Increases in executive officers' salaries (other than the CEOs) in April 2000 varied from 5% to 25% and in April 2001 varied from 6% to 50%. The increases varied depending upon the Committee's view of the adequacy of the particular officers' compensation compared to that officer's performance and duties, especially when those duties significantly changed or increased since the last salary increase, and expected changes in circumstances in the coming year. For fiscal 2001, no executive officers received a bonus under the Bonus Plan. The bonus criteria were the same for the other executive officers as they were for the CEO; however, the target bonuses for 2001 ranged from 30% to 50% of salary, and the maximum of bonuses ranged from 60% to 100%.

         Effective October 1, 2001, the base salaries of each executive officer was reduced 10%. The reduction was intended to reflect corporate results after the spring salary increases and to reduce costs.

         The Committee also approved stock option awards during fiscal 2001 for most of the other executive officers of Plexus, which awards varied from 2,000 to 30,000 shares. The number of shares subject to options granted to executive officers was generally the same or greater than the number granted upon ordinary grants in the preceding fiscal year, with appropriate changes to reflect the Committee's perception of individual circumstances. Plexus has also entered into supplemental retirement arrangements with Messrs. Foate, Sabol, Kronser, Ehlers and various other executive officers, as described above. The Committee bore in mind the costs of these arrangements and the expected benefits under them in making its compensation decisions relating to the affected executive officers.

         The Committee believes that it is highly unlikely that the compensation of any executive officer, including the CEO, will exceed $1 million in any fiscal year. Therefore, except with respect to the Option Plan and the 2000 Purchase Plan, it has not taken any action with respect to the provisions of
Section 162 of the Internal Revenue Code which limits the deductibility of compensation to certain executive officers of over $1 million in any fiscal year. Because of the shareholders' approval of the Option Plan and the 2000 Purchase Plan, the Committee believes that any compensation income under them would not be subject to the Internal Revenue Code's deduction limitation.


Members of the Compensation Committee:      Thomas J. Prosser, Chair            David J. Drury
                                            Harold R. Miller                    Agustin A. Ramirez

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No Plexus insiders are members of the Compensation Committee. None of the directors who are Committee members are employees of Plexus, have ever been employed by Plexus or any of its subsidiaries, and have other reportable relationships with Plexus.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Plexus common stock with the NASDAQ Stock Market Index for U.S. Companies and the NASDAQ Stock Market Index for Electronics Components Companies, both of which include Plexus. The values on the graph show the relative performance of an investment of $100 made on September 30, 1996, in Plexus common stock and in each of the indices.

                      COMPARISON OF CUMULATIVE TOTAL RETURN


                                     [graph]


                                      1996         1997          1998         1999         2000         2001
                                      ----         ----          ----         ----         ----         ----

NASDAQ-US                              100          137           139          228          302          124
NASDAQ-Electronics                     100          176           140          285          500          141
Plexus                                 100          480           265          419        1,928          645



























                              CERTAIN TRANSACTIONS

         The Company has provided certain engineering design and development services for Memorylink Corp., a developer of electronic products. Mr. Strandwitz is a director and a shareholder of Memorylink. Plexus billed Memorylink $0.9 million in fiscal 2001 for those services; those amounts billed were determined in accordance with Plexus' standard charges for those services. Memorylink had an outstanding balance due to Plexus of $1.5 million at September 30, 2001, all of which was past due (and fully reserved for by Plexus) on that date.

         Primarily as a result of the downturn in the electronics and communications industries, MemoryLink has been unable to date to successfully commercialize its products or obtain, in a sufficient amount, needed additional financing. MemoryLink has informed Plexus that it is therefore unable at this time to pay in full the amounts due to Plexus. Since September 30, 2001, Plexus has received a payment of $100,000, and has converted the balance into a $650,000 promissory note from, and a minority equity interest in, MemoryLink.

         From time to time, Plexus executive officers and directors are prohibited from selling Plexus stock because of the existence or potential existence of material non-public information. Mr. Sabol had intended to sell Plexus' shares during one of these time periods to finance a real estate purchase. Because Plexus activities prohibited him from making a sale, Plexus loaned Mr. Sabol $260,000 on March 13, 2000. The loan was repayable upon demand, and bore interest at $250 per month, and is secured by 16,000 Plexus shares. The loan was originally for a maximum period of eight months, but was extended by mutual agreement. Interest has been paid monthly. The maximum amount due in fiscal 2001 was $260,250.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the board of directors oversees and monitors the participation of Plexus' management and independent auditors throughout the financial reporting process. No member of the Audit Committee is employed or has any other material relationship with Plexus. The members are "independent" as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The Plexus board of directors has adopted a written charter for the Audit Committee, which was attached to the proxy statement for the 2001 annual meeting of shareholders.

         In connection with its function to oversee and monitor the financial reporting process of Plexus, the Committee has done the following:

         - reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2001 with Plexus management;

         - discussed with PricewaterhouseCoopers LLP, Plexus' independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss.380); and

         - received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.

         Based on the foregoing, the Committee recommended to the board of directors that the audited financial statements be included in Plexus' annual report on Form 10-K for the fiscal year ended September 30, 2001.


         Members of the Audit Committee:    David J. Drury, Chairman         Harold R. Miller
                                             Thomas J. Prosser               Jan K. VerHagen

                                    AUDITORS

         The board of directors intends to reappoint the firm of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of Plexus for fiscal 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to appropriate questions and make a statement if they desire to do so.

         Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2001 were as follows:


                  Audit Fees                                  $   347,498
                  Financial Information Systems Design        $    --
                    and Implementation Fees
                  All Other Fees                              $ 1,493,410

The non-audit services related principally to income tax matters, merger and acquisition counseling, Plexus' secondary offering of common stock, and statutory and ERISA audits. The Audit Committee considered the compatibility of non-audit services by PricewaterhouseCoopers LLP with the maintenance of that firm's independence.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by Plexus no later than September 23, 2002 in order to be considered for inclusion in next year's annual meeting proxy statement. In addition, the Plexus bylaws provide that any proposal for action, or nomination to the board of directors, proposed other than by the board of directors must be received by Plexus in writing, together with specified accompanying information, at least 70 days prior to an annual meeting in order for such action to be considered at the meeting. The 2003 annual meeting of shareholders is tentatively scheduled for March 5, 2003, and any notice of intent to consider other questions and/or nominees, and related information, must therefore be received by December 28, 2002. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought.

                                             By order of the board of directors



                                             /s/ Joseph D. Kaufman
                                             ---------------------

                                             Joseph D. Kaufman
                                             Secretary

Neenah, Wisconsin
January 16, 2002

         A COPY (WITHOUT EXHIBITS) OF PLEXUS' ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2001, WAS INCLUDED IN PLEXUS' 2001 ANNUAL REPORT TO SHAREHOLDERS, WHICH ACCOMPANIES THIS PROXY STATEMENT. AN ADDITIONAL COPY WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF SHARES OF PLEXUS' COMMON STOCK AS OF JANUARY 6, 2002, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: THOMAS B. SABOL, EXECUTIVE VICE PRESIDENT AND CFO, PLEXUS CORP., 55 JEWELERS PARK DRIVE, P.O. BOX 156, NEENAH, WISCONSIN 54957-0156.

                                     PLEXUS CORP.

                     PROXY FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

            The undersigned hereby appoints Peter Strandwitz, John L. Nussbaum and Joseph D. Kaufman, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held at the Park Plaza Valley Inn, located at 123 East Wisconsin Avenue, Neenah, Wisconsin, on Wednesday, March 6, 2002 at 10:00 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

                   (1) ELECTION OF DIRECTORS:
                        FOR all nominees listed below [ ]                         WITHHOLD AUTHORITY [ ]
                          (except as specified to the contrary below)             to vote for all nominees listed below
                   David J. Drury, Dean A. Foate, Harold R. Miller, John L. Nussbaum,
                    Thomas J. Prosser, Charles M. Strother, Jan K. VerHagen

            (INSTRUCTION: To withhold authority to vote for any individual nominee, please print that nominee's name on the following line.)

            ---------------------------------------------------------------

            (2) In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

            all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

                     (Continued and to be signed on reverse side)

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF YOU DO NOT PROVIDE A DIRECTION, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR WHO ARE LISTED IN PROPOSAL (1).

                                            Dated: ................. , 2002

                                            ...............................
                                             (Please sign exactly as name
                                                   appears at left.)

                                            ...............................
                                            (If stock is owned by more than
                                            one person, all owners should
                                            sign. Persons signing as
                                            executors, administrators,
                                            trustees or in similar
                                            capacities should so indicate.)

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS